Exhibit 3.2

CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK OF
SOONER HOLDINGS, INC.

(Pursuant to Section 1032 of the Oklahoma General Corporation Act)

Sooner Holdings, Inc., a Oklahoma corporation (the “Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors granted by Section 1032 of the Oklahoma General Corporation Act, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, has and hereby authorizes a series of the Company's previously authorized 10,000,000 undesignated shares, par value $0.001 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

SECTION 1.  DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares initially constituting such series shall be Nineteen Thousand Two Hundred (19,200) shares.

SECTION 2.  DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)           “Business Day” means a day in which a majority of the banks in the State of New York in the United States of America are open for business.

(b)           “Certificate of Amendment” means a Certificate of Amendment to the Company’s Certificate of Incorporation filed with the Secretary of State of Oklahoma, to, among other things, effect a Reverse Split of its outstanding shares of Common Stock.

(c)           “Common Stock” means the Company’s $0.001 par value common stock.

(d)           “Effective Date” shall mean the later to occur of (a) the date the Certificate of Amendment becomes effective with the Secretary of State of Oklahoma; and (b) the date the Reverse Split is effected with the Transfer Agent.

(e)           “Holder” shall mean the person or entity in which the Series A Preferred Stock is registered on the books of the Company, which shall initially be the persons or entities which receive the Series A Preferred Stock in exchange for shares of China Weituo Technical Limited (“Chinese Weituo”), pursuant to a Share Exchange Agreement between the Company, certain shareholders of the Company, Chinese Weituo and the shareholders of Chinese Weituo and shall thereafter be permitted to assign and transfer the Series A Preferred Stock and will notify the Company in writing of any such transfer.

(f)           “Restricted Shares” means shares of the Company’s Common Stock which are restricted from being transferred by the holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended, and applicable state securities laws, which shares shall bear the following restrictive legend (or one substantially similar):

Exhibit 3.2
"The securities represented by this certificate have not been registered under the Securities Act of1933 or any state securities act.  The securities have been acquired for investment and may not besold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) that registration is not required under any such acts."

(g)           “Reverse Split” means a reverse stock split of the Company’s outstanding shares of Common Stock in a ratio of 1 share for 18.29069125 shares which has been approved by a majority of the Company’s voting shares (which includes the voting rights of the Series A Preferred Stock) subsequent to a filed Schedule 14A or Schedule 14C Information Statement.

SECTION 3.  LIQUIDATION PREFERENCE.  The Holders of the Series A Preferred Stock shall be entitled to a liquidation preference in an amount of $0.50 per share prior to the holders of Common Stock in the event of liquidation.

SECTION 4.  CONVERSION RIGHTS.  The Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Automatic Conversion.

(h)           Upon the Effective Date of the Reverse Split (the “Automatic Conversion Date”), each share of Series A Preferred Stock will automatically convert into shares of the Company’s post-Reverse Split Common Stock (the “Automatic Conversion”), at the rate of One thousand (1,000) post-Reverse Split shares of the Company’s Common Stock for each one (1) share of Series A Preferred Stock held by each Holder (the “Conversion Rate”), without any required action by the Holder thereof.  As soon as practicable after the Automatic Conversion, each stock certificate (if any) evidencing ownership of the Series A Preferred Stock shares (the “Series A Preferred Stock Certificate(s)”), shall be surrendered to the Company for exchange by the Holders thereof.  Upon receipt of the Series A Preferred Stock Certificates, duly endorsed, or certifications confirming the ownership of such Series A Preferred Stock, the Company (itself, or through its transfer agent) shall promptly issue to the exchanging stockholder that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted, under the Conversion Rate (the “Conversion Shares”).  All Common Stock issued to the exchanging stockholders will be issued as Restricted Shares.

(ii)           In the event that the Series A Preferred Stock Certificates are not surrendered to the Company within Five (5) Business Days of the Automatic Conversion Date, each Series A Preferred Stock Certificate shall automatically, and without any required action by the Holders thereof be cancelled and terminated and the Conversion Shares shall be issued to the prior Holders of the Series A Preferred Stock Certificates pursuant to and in connection with the Conversion Rate and mailed to such Holders at their address of record as provided by such Holders to the Company.  All Common Stock issued to the exchanging stockholders will be issued as Restricted Shares.

(b)           Taxes.  The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(c)           No Impairment. The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit the Company from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board of Directors.

Exhibit 3.2

(d)           Fractional Shares.  If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating an individual stockholder’s shares of Preferred Stock being converted pursuant to the Automatic Conversion), such fractional share shall be rounded to one whole share of Common Stock.

SECTION 5.  VOTING.  The shares of Series A Preferred Stock shall have the same voting rights as those accruing to the Common Stock and shall vote that number of voting shares as are issuable upon conversion of such Series A Preferred Stock that any Holder holds as of the record date of any such vote based on the Conversion Ratio.   For example, assuming one (1) share of Series A Preferred Stock is issued and outstanding on the record date for any stockholder vote, such share shall have one thousand votes.  The voting rights of the Series A Preferred Stock shall be applicable regardless of whether the Company has a sufficient number of authorized but unissued shares of Common Stock then available to affect an Automatic Conversion.   Each holder of the Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation.  Unless other required by law, the Series A Preferred Stock shall vote with the Common Stock together as a class with respect to any question upon which holders of Common Stock have the right to vote.

SECTION 6.  DIVIDENDS.  The holders of the Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock and the Series A Preferred Stock shall not accrue any dividends.

SECTION 7.  REDEMPTION RIGHTS.  The shares of Series A Preferred Stock shall not have or be subject to any redemption rights.

SECTION 8.  PROTECTIVE PROVISIONS.  Subject to the rights of series of Series A Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

(a)           Increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock;

(b)           Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, including a reverse stock split (other than the Reverse Split), but excluding a stock split, so long as the Series A Preferred Stock’s Conversion Rights are not diminished in connection therewith;

(e)           Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock other than as provided herein or in any Share Exchange Agreement or related document entered into between the Company and the Holders; or

(f)           Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

Exhibit 3.2
SECTION 9.  PREEMPTIVE RIGHTS.  Holders of Series A Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS.  The Company shall mail to all holders of Series A Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES.  In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Certificate of Designation to be given to the Holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company this 10th , day of February 2011.

SOONER HOLDINGS, INC.

/s/ R.C. Cunningham II

R.C. Cunningham II, President